EXECUTION COPY

                         INVESTMENT MANAGEMENT AGREEMENT
[OBJECT OMITTED]
         INVESTMENT MANAGEMENT AGREEMENT ("AGREEMENT"), dated as of April 30, 2009 between Grail Advisors ETF Trust, a Delaware statutory trust ("Trust"), and Grail Advisors, LLC, a Delaware limited liability company ("Grail" or "Manager").

         WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940, as amended ("Investment Company Act");

         WHEREAS, Grail is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

         WHEREAS, the Trust is and will continue to be a series fund having one or more investment portfolios, each with its own investment objectives, investment policies and restrictions;

         WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

         WHEREAS, the Board of Trustees of the Trust (collectively, the "Trustees," and each member individually, a "Trustee") wishes to appoint Grail as the investment manager of the Trust;

         NOW, THEREFORE, the Trust and Grail hereby agree as follows:

1. APPOINTMENT OF MANAGER

         The Trust hereby appoints Grail as the investment manager for each of the Funds of the Trust specified in Appendix A to this Agreement, as such Appendix A may be amended by Manager and the Trust from time to time ("Funds"), subject to the supervision of the Trustees of the Trust and in the manner and under the terms and conditions set forth in this Agreement. Manager accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date in conformity with applicable laws and regulations, including, but not limited to, the Investment Company Act and the Advisers Act and in accordance with the Fund's investment objectives, policies and restrictions as stated in the Trust's Trust Instrument, By-Laws, and such Fund's Prospectus, Statement of Additional Information ("SAI") and Compliance Manual, as is from time to time in effect. Manager will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless authorized in this Agreement or writing by the Trust and Manager.

2. DUTIES OF MANAGER

         A. Scope of Authority. Subject to the oversight and supervision of the
Trustees: Manager will provide a continuous investment program for each Fund and shall determine what securities and other investments will be purchased, retained, sold or loaned by each Fund and what portion of such assets will be invested or held uninvested as cash. To carry out such decisions, Manager is authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to transactions for each Fund. Manager, in consultation with any appropriate Sub-Adviser(s), will initially establish and make subsequent modifications to the lists of securities required to be tendered and accepted in connection with Fund creations and redemptions, respectively. Manager will have the authority to act for each Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales and other transactions for the Fund, as well as all other things necessary or incidental to the furtherance of such purchases, sales and other transactions.


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         B. Delegation of Authority.

                  (i) The Trust acknowledges and agrees that it is contemplated that Manager will select and contract with one or more investment advisers ("Sub-Advisers") to manage the investment operations and portfolio composition of each Fund and render investment advice to each Fund, including the purchase, retention, and disposition of the investments, securities and cash contained in each Fund, in conformity with applicable laws and regulations, including, but not limited to, the Investment Company Act and the Advisers Act and in accordance with the Fund's investment objectives, policies and restrictions as stated in the Trust's Trust Instrument, By-Laws, and such Fund's Prospectus, SAI and Compliance Manual, as is from time to time in effect; provided, that any contract with a Sub-Adviser (a "Subadvisory Agreement") shall be in compliance with and approved as required by the Investment Company Act or in accordance with any exemptive relief granted by the Securities and Exchange Commission ("SEC") under the Investment Company Act. Under such circumstances, Manager will have (A) overall supervisory responsibility for the general management and investment of each Fund's assets; (B) discretion to select new or additional Sub-Advisers for each Fund; (C) discretion to enter into and materially modify existing Subadvisory Agreements; (D) discretion to terminate and replace any Sub-Adviser; and (E) investment discretion to make all determinations with respect to the investment of a Fund's assets not then managed by a Sub-Adviser, subject in the case of clauses (B) through (D) to applicable provisions of the Investment Company Act or any exemptive relief therefrom. In connection with any such delegation, Manager will oversee the performance of delegated functions by each Sub-Adviser, directly or indirectly supervise each Sub-Adviser and be responsible for compensating each Sub-Adviser, directly or indirectly (through the Primary Sub-Adviser (as defined below) if any), in the manner specified in its agreement with the Sub-Adviser.

                  (ii) The Trust acknowledges and agrees that, with respect to certain Funds, it is contemplated that Manager will select and contract with one Sub-Adviser to act as the lead portfolio manager for the Fund ("Primary Sub-Adviser") and, pursuant to a Subadvisory Agreement with that Primary Sub-Adviser ("Primary Subadvisory Agreement") consult with such Primary Sub-Adviser in carrying out certain of the responsibilities described above in section 2.B(i). To the extent that Manager enters into a Primary Subadvisory Agreement, Manager will retain (A) overall supervisory responsibility for the general management and investment of each Fund's assets; (B) discretion to enter into and materially modify the Primary Subadvisory Agreement; (C) discretion to terminate and replace any Primary Sub-Adviser; and (D) responsibility for overseeing the performance of delegated functions by the Primary Sub-Adviser subject in the case of clauses (B) and (C) to applicable provisions of the Investment Company Act or any exemptive relief therefrom. In connection with any such delegation, Manager will consult with the Primary Sub-Adviser, to oversee the performance of delegated functions by each other Sub-Adviser. Manager will be responsible for compensating any Primary Sub-Adviser in the manner specified in the relevant Primary Subadvisory Agreement.

         C. Exercise of Rights. Manager, unless and until otherwise directed by the Trustees, will exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to, voting proxies.

         D. Reports to the Trustees. Upon request, Manager shall provide to the Trustees such analyses and reports as may be required by law or otherwise reasonably required to fulfill its responsibilities under this Agreement.


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         E. Manager will also furnish to the Trust, at its own expense and without remuneration from or other cost to the Trust, the following:

                  (i) Office Space. Manager will provide office space in the offices of Manager or in such other place as may be reasonably agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

                  (ii) Personnel. Manager will provide necessary executive and other personnel, including personnel for the performance of clerical and other office functions, exclusive of those functions: (a) related to and to be performed under the Trust's contract or contracts for administration, custodial, accounting, bookkeeping, transfer, and dividend disbursing agency or similar services by any entity, including Manager or its affiliates, selected to perform such services under such contracts; and (b) related to the services to be provided by any Sub-Adviser pursuant to a Subadvisory Agreement;

                  (iii) Preparation of Prospectus and Other Documents. Manager will provide other information and services, other than services of outside counsel or independent accountants or services to be provided by any Sub-Adviser under any Subadvisory Agreement required in connection with the preparation of all registration statements and Prospectuses, Prospectus supplements, SAIs, all annual, semiannual, and periodic reports to shareholders of the Trust, regulatory authorities, or others, and all notices and proxy solicitation materials, furnished to shareholders of the Trust or regulatory authorities, and all tax returns; and

                  (iv) Cooperation with Trust Agents. Manager agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, such information with respect to the Funds as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

Manager may enter into arrangements with its parent or other persons affiliated or unaffiliated with Manager for the provision of certain personnel and facilities to Manager to enable Manager to fulfill its duties and obligations under this Agreement.

         F. Section 11 of the Securities Exchange Act of 1934, as amended. The Trust hereby agrees that any entity or person associated with Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Fund to the extent and as permitted by
Section 11(a)(1)(H) of the Securities Exchange Act of 1934, as amended ("1934 Act").

         G. Section 28(e) of the 1934 Act. Subject to the appropriate policies and procedures approved by the Trustees, Manager may, to the extent authorized by Section 28(e) of the 1934 Act, cause a Fund to pay a broker or dealer that provides brokerage or research services to Manager, a Sub-Adviser, the Trust and the Fund an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Manager determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided in terms of that particular transaction or Manager's overall responsibilities to the Fund, the Trust or its other investment advisory clients. To the extent authorized by said Section 28(e) and the Trustees, Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

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         H. Directed Brokerage. Subject to the requirement to seek best execution, and to the appropriate policies and procedures approved by the Trustees, the Trust reserves the right to direct Manager to cause Sub-Advisers to effect transactions in Fund securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment pursuant to this Agreement.

3. ALLOCATION OF EXPENSES

         A. Expenses Paid by Manager:

                  (i) Salaries, Expenses and Fees of Certain Persons. Manager (or its affiliates) shall pay all salaries, expenses, and fees of the Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of Manager or its affiliates; and

                  (ii) Assumption of Trust Expenses. The payment or assumption by Manager of any expense of the Trust that Manager is not required by this Agreement to pay or assume shall not obligate Manager to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

         B. Expenses Paid by the Trust: The Trust will pay all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by Manager, as provided in this Agreement, or by a Sub-Adviser, as provided in a Subadvisory Agreement. Without limiting the generality of the foregoing, the Trust shall pay or arrange for the payment of the following:

                  (i) Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of Prospectuses, Prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;

                  (ii) Officers and Trustees. Compensation of the officers and Trustees of the Trust who are not officers, directors/trustees, partners or employees of Manager or its affiliates;

                  (iii) Registration Fees and Expenses. All legal and other fees and expenses incurred in connection with the affairs of the Trust, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and Prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

                  (iv) Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust's cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

                  (v) Independent Legal and Accounting Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, for itself or its Independent Trustees;

                  (vi) Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust;


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                  (vii) Brokerage Costs. All brokers' commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

                  (viii) Taxes. All taxes and corporate fees payable by or with respect to the Trust to federal, state, or other governmental agencies, including preparation of such documents as required by any governmental agency in connection with such taxes;

                  (ix) Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust's membership in any trade association or similar organizations;

                  (x) Bonding and Insurance. All insurance premiums for fidelity and other coverage;

                  (xi) Shareholder and Board of Trustees Meetings. All expenses incidental to holding shareholders and Trustees meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses;

                  (xii) Pricing. All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations; and

                  (xiii) Nonrecurring and Extraordinary Expenses. Such extraordinary expenses, such as indemnification payments or damages awarded in litigation or settlements made.

          The Trust agrees that Manager may, but is not obligated to, enter into a separate letter agreement with the Trust, pursuant to which Manager would reimburse a Fund's expenses or waive a portion of Manager's fee to the extent necessary to maintain the Fund's expense ratio at an agreed-upon amount for an agreed-upon period of time. To the extent and on the terms provided in such separate letter agreement, Manager may recoup such expenses reimbursed or waived by it, which a Fund was obligated to pay, and such recoupment will not be considered to be a part of the Manager's compensation under section 4 of this Agreement.

4. COMPENSATION OF MANAGER

         For its services performed hereunder, the Trust will pay Manager with respect to each Fund the compensation specified in Appendix A to this Agreement. Such compensation shall be paid to Manager by the Trust monthly; however, the Trust will calculate this charge on the average daily net asset value of each Fund and accrue it on a daily basis. If this Agreement becomes effective or terminates with respect to any Fund before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

5. NON-EXCLUSIVITY

         The services of Manager to the Trust are not to be deemed to be exclusive, and Manager shall be free to render investment management, advisory or other services to others (including other investment companies) and to engage in other activities so long as the services provided hereunder by Manager are not impaired. It is understood and agreed that the directors, officers and employees of Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors/trustees, or employees of any other firm or corporation, including other investment companies.


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6. LIMITATIONS ON LIABILITY

         A. Manager. Manager will exercise its best judgment in rendering its services to the Trust, and the Trust agrees, as an inducement to Manager's undertaking to do so, that Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, but will be liable only for willful misconduct, bad faith, gross negligence or reckless disregard of its duties or obligations in rendering its services to the Trust as specified in this Agreement. Any person, even though an officer, director, employee or agent of Manager, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or when acting on any business of the Trust, to be rendering such services to or to be acting solely for the Trust and not as an officer, director, employee or agent, or one under the control or direction of Manager, even though paid by it.

         B. Trustees and Shareholders. Manager is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument and agrees that obligations assumed by a Trust pursuant to this Agreement shall be limited in all cases to a Trust and its assets, and if the liability relates to one or more Fund, the obligations hereunder shall be limited to the respective assets of that Fund. The Manager further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of a Trust. This Agreement is executed by each Trust's Trustees and/or officers in their capacities as Trustees and/or officers and the obligations of this Agreement are not binding upon any of them or the shareholders individually; rather, they are binding only upon the assets and property of the Trust.

         C. Consequential Damages. Neither party shall be liable to the other party for consequential damages under any provision of this Agreement.

7. BOOKS AND RECORDS

         The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to Manager such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by Manager free from any claim or retention of rights therein, provided that Manager may retain copies of any such records that are required by law. Manager shall keep confidential any information obtained in connection with its duties hereunder, including information concerning the holdings, transactions or business activities of the Trust or any of its portfolios, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is in accordance with policies and procedures adopted by the Trust or is expressly required or lawfully requested by applicable federal or state regulatory authorities.

8. DURATION OF AGREEMENT

         This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has been approved: (i) by a vote of a majority of those trustees of the Trust who are not "interested persons" (as defined in the Investment Company Act) ("Independent Trustees") of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Trust's outstanding securities. The Agreement will continue in effect for two years from the date of its effectiveness and may be continued for successive annual periods thereafter so long as such continuance is specifically approved at least annually either by (i) the Trustees or (ii) by the vote, as appropriate, of either a majority of the outstanding voting securities of the Trust or a majority of the outstanding voting securities of any affected Fund.


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9. AMENDMENTS TO THE AGREEMENT

         No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to a given Fund shall be effective until approved by the Trustees and such Fund shareholders to the extent required by the Investment Company Act.

10. TERMINATION OF AGREEMENT

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Trust, or, with respect to any affected Fund, by the vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days' written notice to Manager, or by Manager on sixty (60) days' written notice to the Trust. This Agreement will automatically terminate, without payment of any penalty, in the event of its assignment.

11. PROVISION OF CERTAIN INFORMATION BY MANAGER

         Manager will notify the Trust of the occurrence of any of the following events:

         A. Manager fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Manager is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

         B. Manager is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and/or

         C. A change in control or management of Manager is anticipated.

12. NAMING RIGHTS

         The Trust and each Fund may use the name "Grail Advisors ETF Trust" and "Grail" for only so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager. At such time as such an agreement shall no longer be in effect, the Trust and each Fund will (to the extent that it lawfully can) cease to use any name derived from Grail Advisors, LLC or any successor organization.

13. FORCE MAJEURE

         Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.


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14. GOVERNING LAW

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without giving effect to its conflict of laws principles), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act unless otherwise stated herein. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.      HEADINGS

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16.      INTERPRETATION

         Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Instrument or By-Laws, or any applicable statutory or regulatory requirements to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Trust.

17.      SEVERABILITY

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

18. ENTIRE AGREEMENT

         This Agreement contains the entire understanding and agreement of the parties.

19.      NOTICES

         All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or Manager in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered in accordance with this section.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

                                       GRAIL ADVISORS ETF TRUST



                                       By:      _______________________________



                                       GRAIL ADVISORS, LLC



                                       By:      ______________________________

                                   APPENDIX A
                                     TO THE
                         INVESTMENT MANAGEMENT AGREEMENT

--------------------------------------------------------------------------- --------------------- -------------------
Fund                                                                           Effective Date               Fee Rate
--------------------------------------------------------------------------- --------------------- -------------------
--------------------------------------------------------------------------- --------------------- -------------------
Grail American Beacon Large Cap Value ETF                                         04/30/09                     0.50%
--------------------------------------------------------------------------- --------------------- -------------------
--------------------------------------------------------------------------- --------------------- -------------------
Grail American Beacon International Equity ETF                                    04/30/09                     0.58%
--------------------------------------------------------------------------- --------------------- -------------------
--------------------------------------------------------------------------- --------------------- -------------------
RP Growth ETF                                                                     08/31/09                     0.65%
--------------------------------------------------------------------------- --------------------- -------------------
--------------------------------------------------------------------------- --------------------- -------------------
RP Focused Large Cap Growth ETF                                                   08/31/09                     0.65%
--------------------------------------------------------------------------- --------------------- -------------------
--------------------------------------------------------------------------- --------------------- -------------------
RP Technology ETF                                                                 08/31/09                     0.65%
--------------------------------------------------------------------------- --------------------- -------------------
--------------------------------------------------------------------------- --------------------- -------------------
RP Financials ETF                                                                 08/31/09                     0.65%
--------------------------------------------------------------------------- --------------------- -------------------